Registration No. 33-59267 Rule 424 (b)(2)
                                     Pricing Supplement No. 073
                                     Dated:  February 20,1997

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series E
	(Fixed Rate)
	With Maturities of 9 Months or More from Date of
Issue
	Interest payable each April 1 and October 1 and at Maturity

Principal Amount:        Interest Rate:              Maturity Date:
$ 15,000,000.               6.44%                       11/15/2001

Original Issue Date:     Specified Currency          Option to Elect
02/20/97                 (if other than U.S.         Payment in U.S. dollars
                         dollars): N/A               (only applicable if
                                                     Specified Currency is
                                                     other than U.S. dollars):
                                                     N/A
The Note is a:           Authorized Denominations
  x Global Note          (only applicable if
  _ Certificated Note    Specified Currency is other
    (only applicable if  than U.S. dollars): N/A
    Specified Currency
    is other than U.S.
    dollars)             Exchange Rate Agent
                         (if other than Morgan Guaranty
                         Trust Company of New York): N/A


Original Issue           Total Amount of OID: N/A    Terms of Amortizing
Discount Note:                                       Notes:  N/A
   Yes     x No          Issue Price (expressed
                         as a percentage of
                         aggregate principal
                         amount): 100%


Redemption Date(s) (including                        Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A
any applicable regular or
special record dates):  N/A

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A



     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1857.30MM principal amount of the Notes had been sold at interest rates then in effect.

	_________________________________

	Pricing Supplement to Prospectus Supplement dated June 5, 1995 and Prospectus dated June 5, 1995